Exhibit 5.1
[SUNTRUST BANKS, INC. LETTERHEAD]
April 24, 2014

SunTrust Banks, Inc.
303 Peachtree Street, N.E.
Atlanta, Georgia 30308
Re: SunTrust Banks, Inc. Form S-8 Registration Statement
Ladies and Gentlemen:
I have acted as counsel for SunTrust Banks, Inc., a Georgia corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission. The Registration Statement relates to up to $250,000,000 of Deferred Compensation Obligations of the Company under the SunTrust Banks, Inc. Phantom Stock Plan (the "PSP") and up to $150,000,000 of Deferred Compensation Obligations of the Company under the SunTrust Banks, Inc. Deferred Compensation Plan (the "DCP"; collectively, the "Obligations").
In so acting, I have reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as I have deemed necessary as a basis for the opinions hereinafter expressed. In such review, I have assumed the genuineness of signatures on all documents submitted to me as originals, the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies, and the legal capacity of all natural persons. As to questions of fact material to this opinion, I have relied upon certificates or comparable documents of public officials.
The opinions expressed herein are limited in all respects to the federal laws of the United States of America and laws of the State of Georgia, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.
Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, I am of the opinion that, when established in accordance with the provisions of the PSP or the DCP, the Obligations will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, and general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or law).
This opinion is given as of the date hereof, and I assume no obligation to advise you after the date hereof of facts or circumstances that come to my attention, or changes in law that occur, that could affect the opinions contained herein. This opinion is provide for use solely in connection with the filing of the Registration Statement and may not be furnished to or relied upon by any person or entity for any other purpose without my prior written consent.
I consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of my name wherever appearing in the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

/s/ Raymond D. Fortin
Raymond D. Fortin, Corporate Executive Vice President and General Counsel